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                      [LETTERHEAD OF VORNADO REALTY TRUST]

CONTACT: JOSEPH MACNOW
         (201) 587-1000

FOR IMMEDIATE RELEASE - MAY 17, 1999

        VORNADO REALTY TRUST ANNOUNCES A PUBLIC OFFERING OF FOUR MILLION
                     CUMULATIVE REDEEMABLE PREFERRED SHARES

      SADDLE BROOK, NEW JERSEY .... . VORNADO REALTY TRUST (NYSE: VNO) announced the pricing of a public offering of four million perpetual 8.5% Series C Cumulative Redeemable Preferred Shares, at a price of $25.00 per share, pursuant to an effective registration statement. The Company may redeem the Series C Preferred Shares at a redemption price of $25.00 per share after May 17, 2004. Salomon Smith Barney acted as lead manager with Merrill Lynch & Co., Morgan Stanley Dean Witter, PaineWebber Incorporated and Prudential Securities as co-managers of the offering. In addition, the Company has granted the underwriters an option for 30 days to purchase up to an additional 600,000 Series C Preferred Shares to cover over-allotments.

      This communication is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

      Vornado Realty Trust is a fully-integrated equity real estate investment trust.

      Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

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